Exhibit 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact: Neil Berkman Berkman Associates (310) 826-5051 info@BerkmanAssociates.com	Company Contact: James R. Talevich Chief Financial Officer (949) 206-2700 www.iflo.com
I-Flow Reports 9% Increase in Revenue for the First Quarter of 2009
to $30.9 Million Compared to $28.4 Million a Year Earlier
Management Continues to Anticipate a Profitable 2009, Excluding Special Charges,
and to be Cash Flow Positive on Increased Revenue
     LAKE FOREST, CALIFORNIA, May 5, 2009 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today that total revenue for the first quarter of 2009 increased 9% to $30.9 million compared to $28.4 million for the first quarter of 2008. Regional Anesthesia (RA) sales of the Company’s flagship ON-Q® product lines increased 9% for this year’s first quarter to $24.7 million compared to $22.6 million for last year’s first quarter. Sales of Acute Care products, which include RA sales and AcryMed Incorporated (AcryMed) revenues, increased 10% for the first quarter of 2009 to $25.5 million compared to $23.2 million for the first quarter of 2008.
     The loss before income taxes for the first quarter of 2009 was $2.7 million. The $2.7 million loss is primarily attributable to a $1.5 million loss contingency that the Company accrued in connection with ongoing litigation, which is recorded as part of certain litigation and insurance charges, and $1.0 million in legal costs to vigorously defend its intellectual property rights. This compares to a loss before income taxes for the first quarter of 2008 of $1.3 million. The Company was cash flow positive for the first quarter of 2009. Cash, cash equivalents and investments increased by $1.8 million during the quarter, excluding a $5.3 million cash note payment received from InfuSystem Holdings, Inc. shortly after quarter-end. At March 31, 2009, I-Flow had more than $50 million in cash, cash equivalents and short-term investments, stockholders’ equity of $115.7 million, and was essentially debt-free.
     “We grew our RA business at a healthy pace while dealing with the continued negative impact of the economic downturn on hospital admissions and the resulting diminished volume of surgical procedures. We delivered this solid performance by finding better ways to serve customers and by focusing on our core message — that the use of ON-Q to relieve post-surgical pain results in a significant reduction in narcotics intake and significantly better pain relief than narcotics alone. This proposition resonates with our target audience and is supported by more than 80 published or presented clinical studies and the successful use of our ON-Q products in millions of surgical procedures over the past few years,” said Donald M. Earhart, Chairman and Chief Executive Officer.
     “Many of these clinical studies have also shown that the use of ON-Q is associated with shorter hospital stays and may lower the cost per discharge, which is increasingly important as hospitals struggle to be profitable or even to survive in an economic slowdown that is having unprecedented impact. Moreover, our clinical results also highlight a series of benefits that are especially valuable with last year’s implementation of the rule for Centers for Medicare and Medicaid (CMS) reimbursement related to hospital-acquired conditions (HAC) or ‘never events.’ As our first quarter revenue growth shows, these repeatedly positive clinical study findings and evidence-based medicine results create a compelling case for ON-Q being essential because its use results in consistently improving patient outcomes, reducing costs and increasing hospital efficiency,” Earhart said.
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I-Flow Reports 9% Increase in Revenue for the First Quarter of 2009
May 5, 2009
Page Two
     AcryMed, a developer of innovative infection control and wound healing products, contributed revenue of approximately $0.8 million for the first quarter of 2009 compared to $0.6 million for the period from its acquisition by I-Flow on February 15, 2008 through March 31, 2008. “AcryMed’s products for the acute care market complement our ON-Q line, contributing to I-Flow’s planned transformation into an integrated Acute Care products company that develops and markets proprietary disposable medical devices that improve patient outcomes. AcryMed enhances our long-term growth opportunity by expanding the portfolio of products for I-Flow to sell through our established distribution channels, and increasing the number of relevant call points for our sales people among physicians, surgeons, hospital administrators and case managers within a hospital. In this quarter we invested heavily in the continued research and development of the core technologies at AcryMed. We will continue to do so for the balance of 2009 as we explore new revenue opportunities from licensing AcryMed products and technologies to third parties as well as from distributing directly new products which may or may not be marketed to our current customers,” Earhart added.
     The Company announced recently that the United States Patent and Trademark Office has concluded its reexamination of I-Flow’s U.S. Patent No. 5,284,481 (the “481 patent”) and has issued a Notice of Intent to confirm its patentability. This patent covers intellectual property for the infusion apparatus used in the Company’s flagship ON-Q Pain Relief System® and is also used as the basis for other I-Flow brands and product lines. “We are extremely pleased with the Patent Office’s decision and, with the best interest of our customers and stakeholders in mind, we will continue to forcefully defend all of our patents,” Earhart commented.
2009 Guidance
     Earhart concluded, “Bearing in mind that today’s volatile market conditions make forecasting even more of a challenge than usual, we continue to expect I-Flow to be profitable in 2009, excluding any special charges, and cash flow positive on growth in total revenue of approximately five to seven percent, including growth in RA of approximately five to ten percent.”
First Quarter Results
     For the three months ended March 31, 2009, revenue increased 9% to $30.9 million from $28.4 million for the first quarter of 2008.
     Sales in the Company’s Regional Anesthesia market, which includes the ON-Q PainBuster® Post-Operative Pain Relief System, the ON-Q C-bloc® Continuous Nerve Block System, the ON-Q SoakerTM Catheter, the ON-Q SilverSoakerTM Catheter, and ON-Q third party billings, increased 9% for the first quarter of 2009 versus the prior year quarter to $24.7 million from $22.6 million last year. U.S. ON-Q C-bloc sales increased 44% for the first quarter of 2009 to $7.2 million from $5.0 million for the first quarter of 2008.
     AcryMed revenues were $0.8 million for this year’s first quarter compared to $0.6 million for the first quarter of 2008 subsequent to AcryMed’s acquisition by I-Flow on February 15, 2008.
     IV Infusion Therapy revenue for the first quarter of 2009 increased 4% to $5.4 million compared to $5.2 million for the first quarter of 2008.
     Gross profit was 76% of total revenues for the first quarter of 2009 versus 75% for the first quarter of 2008.
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I-Flow Reports 9% Increase in Revenue for the First Quarter of 2009
May 5, 2009
Page Three
     SG&A expenses of $23.3 million for the first quarter of 2009 was equal to the same period in the prior year, reflecting effective control over operating costs and despite the patent defense costs of $1.0 million in the first quarter of 2009. Product development expenses for the first quarter of 2009 increased to $2.2 million compared to $0.9 million for the first quarter of 2008, reflecting the acquisition of AcryMed and internal growth.
     Loss before income taxes for the first quarter of 2009 was $2.7 million, compared to a loss before income taxes of $1.3 million for the first quarter of 2008. The $2.7 million loss amount included $1.5 million of loss contingency that the Company accrued in connection with ongoing litigation, which is recorded as part of certain litigation and insurance charges, and $1.0 million in legal costs to vigorously defend its intellectual property rights. The loss contingency figure is preliminary and will remain subject to change until the filing of the Company’s financial statements on Form 10-Q.
     Net loss for the first quarter of 2009 was $3.6 million, or $0.15 per basic and diluted share. This compares to a net loss for the first quarter of 2008 of $0.5 million, or $0.02 per basic and diluted share. The net loss of $3.6 million for the first quarter of 2009 included income tax expense of $899,000 compared to an income tax benefit of $755,000, with was recorded as part of the net loss of $0.5 million for the same period in the prior year. The increase in income tax expense for the first quarter of 2009 was primarily due to the impact from an increase in valuation allowance for deferred tax assets with uncertain future benefit.
     At March 31, 2009, I-Flow reported net working capital of approximately $72.8 million, including cash, cash equivalents and short-term investments of $50.2 million, stockholders’ equity of $115.7 million, and was essentially debt-free.
Conference Call
     I-Flow has scheduled a conference call today at 11:00 a.m. EST. A simultaneous webcast may be accessed from the Event Calendar link on the Investors page at www.IFLO.com. A replay will be available after 1:00 p.m. EST at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21413875, after 1:00 p.m. EST.
     The financial results included in this release are unaudited. The Company’s complete financial statements for the three months ended March 31, 2009 and 2008 will be included in I-Flow’s Report on Form 10-Q expected to be filed with the SEC on or before May 11, 2009.
About I-Flow
     I-Flow Corporation (www.IFLO.com) is improving clinical and economic outcomes by designing, developing and marketing technically advanced, low cost delivery systems and innovative surgical products for post-surgical pain relief and surgical site care.
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I-Flow Reports 9% Increase in Revenue for the First Quarter of 2009
May 5, 2009
Page Four
     “Safe Harbor” Statement
Statements by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature and express the Company’s current opinions about trends and factors that may impact future operating results. Statements that use words such as “may,” “will,” “should,” “believes,” “predicts,” “estimates,” “projects,” “anticipates” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to material risks, assumptions and uncertainties, which could cause actual results to differ materially from those currently expected, and readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release that seek to advise interested parties of the risks and other factors that affect the Company’s business. Interested parties should also review the Company’s reports on Forms 10-K, 10-Q and 8-K and other reports that are periodically filed with or furnished to the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: physician acceptance of infusion-based therapeutic regimens; implementation of the Company’s direct sales strategy; successful integration of the Company’s recent acquisition of AcryMed Incorporated and further development and commercialization of AcryMed’s technologies; potential inadequacy of insurance to cover existing and future product liability claims; dependence on the Company’s suppliers and distributors; the Company’s continuing compliance with applicable laws and regulations, such as the Medicare Supplier Standards and the Food, Drug and Cosmetic Act, and the Medicare’s and FDA’s concurrence with management’s subjective judgment on compliance issues, including those related to the recent FDA warning letter; the reimbursement system currently in place and future changes to that system; product availability, acceptance and safety; competition in the industry; technological changes; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves or future impairment write-downs; and reliance on the success of the home health care industry. All forward-looking statements, whether made in this press release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
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I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share data)  (Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Net revenues	$30,935	$28,415
Cost of revenues	7,491	7,187

Gross profit	23,444	21,228

Operating expenses:
Selling, general & administrative	23,307	23,306
Product development	2,163	921
Certain litigation and insurance charges	1,500	—

Total operating expenses	26,970	24,227

Operating loss	(3,526)	(2,999)
Interest and other income	833	1,707

Loss before income taxes	(2,693)	(1,292)
Income tax (provision) benefit	(899)	755

Net loss	$(3,592)	$(537)

Net loss per share of common stock:
Basic and diluted	$(0.15)	$(0.02)

Weighted-average shares, basic and diluted	24,546	25,027

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(in thousands)

	Mar. 31,	Dec. 31,
	2009	2008

ASSETS
Cash, Equivalents & Short-term Investments	$50,174	$48,363
Accounts Receivable, Net	18,728	21,930
Inventories	18,170	15,819
Other Current Assets	11,571	7,587
Property, Plant & Equipment, Net	3,974	4,127
Goodwill	12,233	12,233
Other Assets	32,644	38,628

Total	$147,494	$148,687

LIABILITIES AND EQUITY

Current Liabilities	$25,815	$23,627

Long-term Liabilities	5,953	6,015

Stockholders’ Equity	115,726	119,045

	$147,494	$148,687